EXECUTIVE COMPENSATION AGREEMENT


                  THIS AGREEMENT, made as of this 14th day of August, 1998, by and between Planet Entertainment Corporation, a Florida Corporation, having its principal place of business at 222 Route 35 South, Middletown, NJ 07748 (hereinafter "Planet" or the "Company") and Wallace M. Giakas, an individual residing at 4 Tall Oakes Court, Farmingdale, 07727 (hereinafter referred to as "Giakas").

                                   WITNESSETH

                  WHEREAS, it is deemed in the best interest of the Company that Giakas to devote a majority of his professional time and energies to the business of the Company;

                  WHEREAS, the Company seeks to be assured of the continued special services of Giakas; and Giakas desires to be so employed; and

                  WHEREAS, the parties desire to set forth in writing their prior understanding and agreement with respect to such employment;

                                 NOW THEREFORE,

                  In consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                  1.   POSITION.

                  The Company hereby employs Giakas as the Company's Chairman and Secretary in accordance with the powers and duties specified herein, and generally to be responsible for the day to day management of any executive decisions concerning the operations of the Company, direct and control its day to day affairs, make necessary decisions commensurate with his positions in the Company, be responsible for the financial concerns and operations of the Company and, in general, to exercise his authority for the best long term interests of the Company and its shareholders.

                  2.   TERM.

                  Effective as of even date, the employment of Giakas shall be for a term of ten (10) years subject to Giakas's good faith performance of the powers and duties outlined in this Agreement.

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                  3.   COMPENSATION.

                  Giakas shall be paid a salary of $125,000 for the first year of employment hereunder with an annual increase during the following nine years, of at least 10% per annum, each year. Said compensation will commence on the effective date of this agreement as set forth in Paragraph 2 above.

                  4.   BONUS.

                  Giakas shall participate in a management incentive plan whereby his bonus being 2.5% of all pre-tax profits recorded by the Company in accordance with Generally Accepted Accounting Principles ("GAAP"), and shall also be entitled to the greater of 2% of the value of any acquisition made by the Company, as computed by the purchase price plus the value of any additional consideration paid by the Company in connection with any such acquisition, or 2% of the revenue reported by any such acquisition in the preceding fiscal year by the acquiree. In the case that any portion of such consideration shall consist of publicly held securities, the market price of these securities shall be used to determine value, and the value related to any option, warrant or right to purchase these securities shall be determined by Black-Scholes. In addition, Giakas shall be entitled to 2.5% of any capital raised for the Company. At the option of Giakas, any compensation due under this provision may be converted into the Company's common stock at a conversion price equal to the average closing bid price for the Company's securities 30 days prior to any such acquisition or capital funding.

                  5.   ADDITIONAL COMPENSATION.

                  Nothing herein shall prohibit the Board of Directors from granting additional compensation to Giakas in the form of employee stock options and his salary shall be reviewed annually by the Board concerning appropriate increases and/or to grant appropriate bonuses for his contributions to the Company and he shall be included in any cash or stock bonus or stock plan hereto fore or hereinafter adopted by the company. Under no circumstances shall the compensation be reduced without Giakas's consent.

                  6.   POWERS AND DUTIES.

                  Giakas shall be required to devote a substantial portion of his professional time, attention and energies to the business of the Company and particularly as it relates to his position as

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

Chairman and Secretary provided, however, that he may be associated with other companies or business entities which do not compete directly or indirectly with the company and which activities do not materially interfere with his responsibilities to the Company. Additionally, he shall assume and perform such other and further responsibilities and duties as may be assigned to him from time to time by the Board of Directors.

                  7.   COVENANT OF NON-COMPETITION.

                  During the period of this Agreement, provided the Company is not in material default of any of the provisions hereof, Giakas shall not, directly or indirectly, engage in any activity which may be deemed competitive or in any way in conflict with the Company's business and activities; nor shall he engage in or be a member of any partnership or as an officer, director or employee of any corporation or business entity, which competes directly or indirectly with the company without the express permission of the Board of Directors; nor shall he engage in or be actively involved in an other consultation or advisory agreements, contracts or activities of a professional or commercial nature, which would compete directly or indirectly with the Company unless permitted by the Company and its Board of Directors.

                  8.   CONFIDENTIALITY.

                  Giakas shall keep confidential and secret any methods, formulations, inventions, know-how, sales and marketing techniques and other information utilized by the Company during the course of his employment.

                  9.   REIMBURSEMENT OF EXPENSES/EMPLOYEE BENEFITS.

                  During the term of Giakas's employment hereunder, the Company shall:

                  (A) Promptly reimburse Giakas for all reasonable expenses incurred in connection with the performance of his duties outlined in this Agreement, inclusive of, but not limited to, travel, long distance telephone charges, entertainment and administrative and miscellaneous expenses upon presentation of an itemized list of such expenditures;

                  (B) Provide health, hospitalization, major medical, dental and mental health insurance coverage, including routine visits and reimbursement for all deductible amounts and/or uninsured expenses, it any, to Giakas and his family or, in lieu thereof at Giakas's option, with a medical coverage allowance of $1,000 per month;

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                  (C) Provide disability insurance coverage to Giakas in the lesser of the. maximum premium amount of $3,000 per year or the maximum benefit amount of $200,000 per year; and

                  (D) Provide Giakas with a Company car to be leased at a cost, including all maintenance charges, of no more than $1,250 per month or, at Giakas's option, with a car allowance of $1,250 per month.

                  10.  TERMINATION.

                  The Company shall have the right at any time, upon not less than sixty (60) days written notice to Giakas, to terminate the employment of Giakas for "Cause." For purposes of this agreement "Cause" shall mean Giakas's conviction for a crime of dishonesty, or his failure or refusal in a material and continuing manner to perform his obligations as set forth in this agreement, or his material breach of any provision of this Agreement, for a period of more than twenty (20) days after receipt of written notice from the Company specifying the failure or breach, requesting that it be cured and Giakas's failure to cure the same or to be diligently exerting his best efforts to cure the same. "Cause" shall not include the inability of Giakas to perform his obligations hereunder due to mental or physical impairment, or external circumstances of the market place, governmental regulations or policies or adverse domestic or world conditions adversely effecting the Company's business. It is agreed that the Company shall not discharge or terminate the services of Giakas unless there is a material breach of this Agreement supported by a good faith resolution of the Board of Directors based upon an opinion of Counsel to the Company specifying in detail the basis for said termination. In the event of termination for cause, Mr. Giakas shall receive his salary and bonus, per 4. above, and other benefits for two (2) years from the date of discharge.

                  11.  TERMINATION WITHOUT CAUSE.

                  The Company may terminate Giakas on ninety (90) days written notice subject to the conditions set forth hereunder. In the event Giakas is terminated without cause or his continued employment would require him to relocate to an office in excess of fifty (50) miles from the Company's present offices and he chooses not to relocate, then the Company, at Giakas' option shall pay Giakas twice his salary and bonus for the prior twelve months times the remaining number of years of this agreement.

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                  12.  VACATION.

                  Giakas shall be entitled to a four (4) weeks paid vacation per year during the term of this Agreement, which shall be taken at such time as is convenient to the Company and Giakas. Any and all unused vacation may be carried over to The succeeding year(s).

                  13.  LIFE INSURANCE.

                  The Company shall pay premiums for the purchase key man life insurance on the life of Giakas in the maximum amount of $3,000 per year, the first $500,000 of any benefit from which shall be payable the Company, and the balance to be payable to a beneficiary to be designated by Giakas. Giakas shall have the right increase the benefit amount, at his cost and expense for any additional premium, and designate a beneficiary for said additional benefit.

                  14.  DIRECTOR'S AND OFFICER'S INSURANCE.

                  Simultaneously with the execution of this Agreement, the Company shall secure directors and officers liability insurance with coverages and monetary amounts of protection mutually agreed upon by the Company and Giakas not to be less than $1 million.

                  15.  STOCK OPTION.

                  Giakas shall have the right to participate in the Company's non-qualified stock option plan, or any subsequent stock option plan adopted by the Company.

                  16.  STOCK SPLITS AND DIVIDENDS.

                  Should the stock of the company split or a stock dividend be paid for any reason during the term of this Agreement, any unexercised stock option or warrant, or portion thereof, shall be deemed to be subject to the terms of the stock split or purchase the equivalent number of shares covered by the split as if he had previously owned or received his option prior to the stock split.

                  17. CHANGE OF CONTROL. In the event of a change in control, Giakas may, at his option resign from the Company, but in any event shall be entitled to all amounts due and owing under this Agreement for the term, which shall be accelerate and shall be due within 10 days of any change in control. A change of control shall be deemed to have occurred in the event of a sale or merger of the Company to a non-affiliated third party to which Giakas does not consent; or a change in the make up of a majority of the members of the Board of Directors to which Giakas does not consent.

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                  18.  NOTICES.

                  All notices and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested), if to Giakas, to his residence, and if to the Company to its principal office.

                  19.  WAIVER.

                  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision. No waiver shall be effective unless executed in writing by the parties hereto.

                  20.  LAW GOVERNING.

                  This Agreement shall be construed and governed in accordance with the laws of the State of New Jersey.

                  21.  INDEMNIFICATION.

                  The Company hereby agrees to defend, indemnify and hold harmless Giakas in connection with any legal action or administrative proceeding filed against him as a result of any act or omission performed during the course and scope of his employment, except as may be contrary or prohibited as a matter of public policy and the laws of the State of Florida.

                  22.  LEGAL EXPENSES.

                  Any legal expenses incurred by Giakas in connection with his employment, this agreement and the indemnity provisions contained herein shall be borne by the Company.

                  23.  ENTIRE AGREEMENT.

                    This Agreement contains the entire understanding of the parties and may not be modified, amended or supplemented, except by the written agreement of the parties hereto.

                  24.  SEVERABILITY

                  If any provision of this Agreement shall be determined to be void, unenforceable, or against public policy, that provision shall be stricken and this Agreement shall be construed as if the objectionable provision did not exist.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement the day and year first above written.


                                       PLANET ENTERTAINMENT CORPORATION


                                       BY: /s/ John S. Arnone
                                           ----------------------------
                                       NAME:   JOHN S. ARNONE
                                       TITLE:  PRESIDENT
                                       DATE:   8/14/98

                                       WALLACE M. GIAKAS

                                       By: /s/ Wallace Giakas
                                           ----------------------------
                                       DATE: 8/14/98


                  BE IT RESOLVED that at a duly constituted meeting of the Board of Directors of Planet Entertainment Corporation, the foregoing agreement was accepted and ratified, and was authorized to be entered into by the Company.


                                       BY: /s/ Joseph Venerri
                                           ----------------------------
                                       DATE: 8/14/98

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                      RESOLUTION OF THE BOARD OF DIRECTORS
                        PLANET ENTERTAINMENT CORPORATION


                  BE IT RESOLVED that on August 14, 1998, notice having been given telephonically of a meeting of the Board of Directors on August 14, 1998, and a quorum of Directors physically being present at said meeting, it was fully resolved by a majority of those Directors present and voting that the executive Compensation Agreement between the Company and Wallace M. Giakas was accepted and ratified, and approved.



                                       BY:     ABSTAIN
                                           ----------------------------
                                               Wallace M. Giakas
                                               Chairman, Secretary


                                       BY: /s/ John S. Arnone
                                           ----------------------------
                                               John S. Arnone
                                               President, CEO


                                       BY: /s/ Joseph Venneri
                                           ----------------------------
                                               Joseph Venneri
                                               Director


                                       BY:
                                           ----------------------------
                                               Richard Bluestine
                                               Director